Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (filed in October 2000 and March 2001) and on Form S-8 (filed in November 1997) of Penn Octane Corporation of our report dated April 3, 2009, which appears on page 58 of this annual report on Form 10-K for the year ended December 31, 2008.
/s/ BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
April 14, 2009